Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-141228) of Magellan Midstream Holdings, L.P. and in the Registration Statement (Form S-8 No. 333-132959) pertaining to the Magellan Midstream Holdings Long-Term Incentive Plan of our report dated February 26, 2009, with respect to the consolidated financial statements of Magellan Midstream Holdings, L.P., and our report dated February 26, 2009, with respect to internal control over financial reporting of Magellan Midstream Holdings, L.P., both of which are included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/S/ ERNST & YOUNG LLP

Tulsa, Oklahoma

February 26, 2009